EXHIBIT 10.1

                              EMPLOYMENT AGREEMENT
                              --------------------


         This EMPLOYMENT AGREEMENT, dated as of June 20, 2006 by and between COACTIVE MARKETING GROUP, INC., a Delaware corporation with its principal place of business at 75 Ninth Avenue, New York, New York 10010 ("Employer") and MARC
C. PARTICELLI, an individual residing at 15 Grove Lane, Greenwich, Connecticut 06831 ("Executive").

                              W I T N E S S E T H :
                              - - - - - - - - - -

         WHEREAS, Employer operates a sales promotion and marketing services business; and

         WHEREAS, Employer desires to employ Executive, and Executive desires to enter into the employ of Employer, on the terms and conditions set forth below;

         NOW, THEREFORE, in consideration of the foregoing and the mutual agreements and covenants hereinafter set forth, the parties hereto agree as follows:

         1. Employment. Employer hereby employs Executive and Executive hereby accepts employment by Employer for the period and on the terms and conditions set forth in this Agreement.

         2. Position, Employment Duties and Responsibilities. Executive shall be employed as Employer's interim Chief Executive Officer with such responsibilities typically accorded a Chief Executive Officer, subject to Employer's established company policies and procedures and to such further duties and responsibilities granted and restrictions imposed by Employer's Board of Directors and agreed to by the Executive. Throughout the term of this Agreement, Executive shall devote approximately 50% of his working time, energy and skill and best efforts to the performance of his duties hereunder in a manner which will faithfully and diligently further the business and interests of Employer. In addition, so long as Executive remains Employer's Chief Executive Officer, Employer will nominate Executive to serve on Employer's Board of Directors. The Employer acknowledges that the Executive is engaged in numerous outside business activities and that Executive shall continue to be able to engage in such outside business activities and any other additional activities that would not, in the good faith judgment of the Executive, consistent with the terms of this Agreement, interfere with his limited duties hereunder

         3. Working Facilities. Executive will work out of Employer's offices located in New York, New York or at such other location as shall be mutually agreed to by Employer and Executive.

         4.       Compensation and Benefits.
                  -------------------------

                  4.1 Salary and Benefits. For all of the services rendered by Executive to Employer, Employer shall pay to Executive an annual salary of Two Hundred and Fifty Thousand Dollars ($250,000), payable in reasonable periodic installments in accordance with Employer's regular payroll practices in effect from time to time. The Executive shall also be entitled to receive all
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health, medical and other benefits and perquisities available to the senior executives employed by the Employer.

                  4.2 Travel, Entertainment and Other Business Expenses. During the period of employment pursuant to this Agreement, Executive will be reimbursed for reasonable expenses incurred for the benefit of Employer in accordance with the general policy of Employer. Those reimbursable expenses shall include properly documented, authorized or otherwise reasonably required, travel, entertainment and other business expenses incurred by Executive, other than those expenses related to or in connection with routine commutation to and from Executive's home.

                  4.3 Deductions. All references herein to compensation to be paid to Executive are to the gross amounts thereof which are due hereunder. Employer shall have the right to deduct therefrom all taxes which may be required to be deducted or withheld under any provision of the law (including, without limitation, social security payments, income tax withholding and any other deduction required by law) now in effect or which may become effective at any time during the term of this Agreement.

                  4.4 Options. Upon the execution of this Agreement, Executive shall be granted options to purchase 80,000 shares of Employer's common stock at a price of $1.57 per share (the market value of Employer's common stock on the day the grant was authorized), of which options to purchase 40,000 shares shall vest immediately with the remaining options vesting upon the earlier to occur of the Board's selection of a permanent Chief Executive Officer or twelve months from the anniversary date of this Agreement. A form of the option agreement is attached hereto as Exhibit A.

         5. Term. This Agreement shall be for an initial term of three (3) months commencing on July 1, 2006 and shall automatically continue on a month to month basis unless and until either party terminates this Agreement by providing the other party with not less than thirty (30) days prior written notice of termination effective on or after the October 1, 2006.

         6.       Nondisclosure and Non-compete.
                  -----------------------------

                  6.1 Definitions. The following words and expressions used in this Agreement shall have the respective meanings hereby assigned to them as follows:

                           (a)      "Affiliate" shall mean any partnership,
firm, corporation, association, trust, unincorporated organization or other entity, that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, Employer.

                           (b)      "Business Associates" shall mean and refer
to any and all individuals, partnerships, corporations, associations or other business enterprises in any form which have had in the past, have currently, shall have or be attempting to develop during the Restriction Period a business relationship with Employer or any of its Affiliates as a customer or supplier.

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                           (c)      "Customers" shall mean and refer to any and
all of the past or current customers of Employer or any of its Affiliates and shall also include those prospective customers who are actively being marketed by Employer or any of its Affiliates during the term of this Agreement.

                           (d)      "Competitor" shall mean and refer to any
individual, partnership, corporation, association or other business enterprise in any form, other than Employer and its Affiliates, which at any time during the Restriction Period, either directly or indirectly, (i) engages in the business of promotion marketing and sells to Customers in the Restriction Area or (ii) engages in any other business directly competitive with Employer or any of its Affiliates and sells to Customers in the Restriction Area.

                           (e)      "Confidential Information" shall mean and
refer to all information of Employer and its Affiliates which is not generally known or available to the public or a Competitor (whether or not in written or tangible form), the knowledge of which could benefit a Competitor, including without limitation, all of the following types of information:

                           (i) identities of, and information pertaining to, Customers, Personnel and Business Associates;

                           (ii)     research, projections, financial
                                    information, cost and pricing information, invoices and internal accounting statistics;

                           (iii) product or service development plans and marketing strategies;

                           (iv)     purchasing methods; and

                           (v) trade secrets, or other knowledge or processes of or developed by Employer or any of its Affiliates.

                           (f)      "Confidential Materials" shall mean and
refer to any and all documents, materials, programs, recordings or any other tangible media (including, without limitation, copies or reproductions of any of the foregoing) in which Confidential Information may be contained.

                           (g)      "Personnel" shall mean and refer to any
(all) employees, contractors, agents, brokers, consultants or other individuals rendering services to Employer or any of its Affiliates for compensation in any form, whether employed by or independent of Employer or any of its Affiliates.

                           (h)      "Restriction Area" shall mean and refer to
the United States.

                           (i)      "Restriction Period" shall mean and refer to
the period of time, commencing on Executive's date of employment and expiring six (6) months after, for any reason whatsoever, (i) the employment relationship between Executive and Employer or any of its Affiliates terminates or (ii) Executive ceases to perform services for Employer or any of its Affiliates, whichever occurs later.

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

                  6.2 Covenant Not to Compete. During the Restriction Period, Executive shall not serve as the Chief Executive Officer, President, Chief Operating Officer (or in a similar capacity) of any Competitor that directly engages in a business, conducted by the Employer, that accounted for five percent of Employer's revenues in the calendar quarter in which this agreement terminates.

                  6.3      Covenant Not to Interfere.
                           -------------------------

                           (a)      During the Restriction Period, Executive
shall not, directly or indirectly, solicit, induce or influence, or attempt to induce or influence, any Customer to terminate a relationship which has been formed or is being formed with Employer or any of its Affiliates, or to reduce the extent of, discourage the development of, or otherwise harm its relationship with Employer or any of its Affiliates, including, without limitation, to commence or increase its relationship with any Competitor.

                           (b)      During the Restriction Period, Executive
shall not, directly or indirectly, recruit, solicit, induce or influence, any Personnel of Employer or any of its Affiliates to discontinue, reduce the extent of, discourage the development of, or otherwise harm their relationship or commitment to Employer or its Affiliates, including, without limitation, by employing, seeking to employ or inducing or influencing a Competitor to employ or seek to employ any Personnel of Employer or any of its Affiliates, or inducing an employee of Employer or any of its Affiliates to leave employment by Employer or its Affiliate, as the case may be.

                           (c)      During the Restriction Period, Executive
shall not, directly or indirectly, solicit, induce or influence, or attempt to induce or influence, any Business Associate to discontinue, reduce the extent of, discourage the development of, or otherwise harm its relationship with Employer or any of its Affiliates, including, without limitation, by inducing a Business Associate to commence, increase the extent of, develop or otherwise enhance its relationship with any Competitor, or to refuse to do business with Employer or any of its Affiliates.

                  6.3      Confidential Information.
                           ------------------------

                           (a)      Duty to Maintain Confidentiality. Executive
shall maintain in strict confidence and duly safeguard to the best of his ability any and all Confidential Information. Executive covenants that Executive will become familiar with and abide by all policies and rules issued by Employer now or in the future dealing with Confidential Information.

                           (b)      Covenant Not to Disclose, Use or Exploit.
Executive shall not, directly or indirectly, disclose to anyone or use or otherwise exploit for the benefit of anyone, other than Employer and its Affiliates, any Confidential Information.

                           (c)      Confidential Materials. All Confidential
Materials are and shall remain the exclusive property of Employer. No Confidential Materials may be copied or otherwise reproduced, removed from the premises of Employer, or entrusted to any person or entity (other than the Personnel entitled to such materials by authorization of Employer) without prior written permission from Employer.

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                  6.4      Employer's Property. Any and all writings,
improvements, processes, procedures and/or techniques which Executive may make, conceive, discover or develop, either solely or jointly with any other person or persons, at any time during the term of this Agreement, whether during working hours or at any other time and whether at request or upon the suggestion of Employer or any Affiliate thereof, which relate to or are useful in connection with any business now or hereafter carried on or contemplated by Employer or any Affiliate thereof, including developments or expansions of its present fields of operations, shall be the sole and exclusive property of Employer. Executive shall make full disclosure to Employer of all such writings, improvements, processes, procedures and techniques, and shall do everything necessary or desirable to vest the absolute title thereto in Employer. Executive shall not be entitled to any additional or special compensation or reimbursement regarding any and all such writings, improvements, processes, procedures and techniques.

         7. Discharge for Cause. Employer may discharge Executive at any time for (a) criminal conduct constituting a felony offense, (b) alcohol or drug abuse which impairs Executive's performance of Executive's duties hereunder, (c) willful misconduct, (d) willful violation of any express and lawful direction or any reasonable rule or regulation established by Employer's Board of Directors from time to time regarding the conduct of its business, or (e) any material violation of Executive of the terms and conditions of this Agreement, and having been provided notice and a reasonable opportunity to cure such material violation. In the event that Employer wishes to discharge Executive for willful misconduct, any willful violation of any express lawful direction or any reasonable rule or regulation established by Employer's Board of Directors from time to time regarding the conduct of its business, or any violation of Executive of the terms and conditions of this Agreement, Employer shall notify Executive, orally or in writing, of Employer's intention to discharge Executive and of the time (which shall be at least 48 hours after such notice) and place when Executive may have a hearing before the Board of Directors. Following such hearing, the Board of Directors shall advise Executive of its determination and, if Executive is to be terminated, of the date of Executive's termination. In the event of any termination pursuant to this Section 7, Employer shall have no further obligations or liabilities hereunder after the date of such discharge.

         8.       Consequences Upon Termination.
                  -----------------------------

                  8.1 Payment of Compensation Owed. Upon the termination of Executive's employment and this Agreement for any reason whatsoever, Employer shall promptly pay to Executive all compensation owed to Executive up until the date of termination.

                  8.2 Return of Property. Upon the termination of Executive's employment and this Agreement for any reason whatsoever, Executive shall promptly return to Employer all Confidential Materials in his possession or within Executive's control, all keys, credit cards, business card files and other property belonging to Employer.

         9.       Remedies.
                  --------

                  9.1 Equitable Relief. The parties acknowledge that the provisions and restrictions of this Agreement, including without limitation the restrictions contained in Article 6 hereof, are reasonable and necessary for the protection of the legitimate interests of Employer and Executive. The parties

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further acknowledge that the provisions and restrictions of this Agreement are unique, and that any breach or threatened breach of any of these provisions or restrictions by Executive will provide Employer with no adequate remedy at law, and the result will be irreparable harm to Employer. Therefore, the parties agree that upon a breach or threatened breach of the provisions or restrictions hereof by Executive, Employer shall be entitled, in addition to any other remedies which may be available to it, to institute and maintain proceedings at law or in equity, to recover damages, obtain specific performance or a temporary or permanent injunction, without the necessity of establishing the likelihood of irreparable injury or proving damages and without being required to post bond or other security.

                  9.2 Modification of Restrictions; Full Restriction Period. If the Restriction Period, the Restriction Area or the scope of activity restricted in Article 6 should be adjudged unreasonable in any proceeding, then the Restriction Period shall be reduced by such number of months, the Restriction Area shall be reduced by the elimination of such portion thereof or the scope of the restricted activity shall be modified, or any or all of the foregoing, so that such restrictions may be enforced in such area and for such time as is adjudged to be reasonable. If Executive violates any of the restrictions contained in Article 6, the Restriction Period shall not run in favor of Executive from the time of commencement of any such violation until such time as such violation shall be cured by Executive to the satisfaction of Employer.

                  9.3      Arbitration. Except for the provisions of Sections
9.1 and 9.2 above, any controversy, dispute, or difference arising out of or relative to this Agreement or the breach thereof shall first be submitted to settlement by arbitration in New York, New York in accordance with the rules which are then in effect of the American Arbitration Association, provided that persons eligible to be selected as arbitrators shall be limited to attorneys-at-law. A demand for arbitration under this provision shall be made in writing to the other party within sixty (60) days of the date the party demanding arbitration knew or should have known of the event giving rise to the claim, but in no event more than two (2) years after the event giving rise to the claim, or the claim shall be forever barred. The parties agree that judgment upon any award rendered may be entered in any court having jurisdiction thereof as an enforceable judgment or decree.

         10. Consideration for Restrictive Covenants. Executive acknowledges that the execution of this Agreement and compliance with it by Employer shall constitute fair and adequate consideration for Executive's compliance with the restrictive covenants contained in the respective sections of this Agreement.

         11.      Miscellaneous.
                  -------------

                  11.1 Governing Law. This Agreement, its interpretation, performance and enforcement, and the rights and remedies of the parties hereto, shall be governed and construed by the laws of the State of New York applicable to contracts to be performed wholly within New York, without regard to principles of conflicts of laws and without the aid of any canon, custom or rule of law requiring construction against the drafter.

                  11.2 Waiver. A waiver by any party of any condition or the breach of any term, covenant, representation or warranty contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall

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not be deemed or construed as a further or continuing waiver of any such condition or the breach of any other term, covenant, representation, or warranty set forth in this Agreement.

                  11.3 Entire Agreement. This Agreement contains the entire agreement between the parties hereto with respect to the subject matter hereof and supersede all prior agreements and contemporaneous understandings, inducements or conditions, express or implied, written or oral, between the parties with respect to the subject matter hereof. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof.

                  11.4 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by courier service, telecopy, or registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 11.4):

                  (a)      if to Employer:

                           CoActive Marketing Group, Inc.
                           75 Ninth Avenue
                           New York, New York 10011
                           Telecopy:  (212) 660-3878
                           Attention:  Chief Financial Officer

                  (b)      if to Executive:

                           Marc C. Particelli
                           5 Grove Lane
                           Greenwich, Connecticut 06831

                  11.6 Headings. The descriptive headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

                  11.7 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

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                  11.8     Counterparts. This Agreement may be executed in one
or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

                  11.9 Amendment or Termination. No agreement shall be effective to change, modify, waive, release, amend, terminate, discharge or effect an abandonment of this Agreement, in whole or in part, unless such agreement is in writing, refers expressly to this Agreement and is signed by the party against whom enforcement of the change, modification, waiver, release, amendment, termination, discharge or effectuation of the abandonment is sought.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.


                                       COACTIVE MARKETING GROUP, INC.



                                       By: /s/ Erwin Mevorah
                                           -------------------------------------
                                           Erwin Mevorah,
                                           Chief Financial Officer



                                           /s/ Marc C. Particelli
                                           -------------------------------------
                                           Marc C. Particelli


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